4th Quarter 2006 Fiscal Year Earnings Conference Call February 14, 2007

Forward looking statement This presentation may contain "forward-looking statements" that involve risks and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp. and Stifel Nicolaus ("SF" or the "Company"). Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's Annual and Quarterly Reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission. To supplement our financial statements presented in accordance with GAAP, the management uses certain non-GAPP measures of financial performance and liquidity. These non-GAAP measures are in addition to results prepared by the Company in accordance with GAAP, and should only be considered together with the Company's GAAP results. Certain statements in the following presentation relate to future results that are forward- looking statements as defined in the Private Securities Litigation Reform Act of 1995.

4th Quarter Update 2006

4th Quarter Highlights Our PCG, ECM, and FICM achieved record revenue and profits for the twelve-months ended December 31, 2006. Record fourth quarter revenue of $135.2 million, a 73% increase over the prior year fourth quarter. Record twelve month revenue of $471.4 million, a 75% increase over the prior year. Investment banking revenue increased 114% to $31.7 million over the prior year fourth quarter, and increased 48% for the twelve months as compared to 2005. Asset management and service fees increased 24% to $15.4 million over the prior year fourth quarter, and increased 33% for the twelve months as compared to 2005. We closed on the acquisition of the private client business of Miller Johnson Steichen and Kinnard on December 5, 2006 which added 50 investment executives to our PCG, which brings our number of PCG investment executives we employ including independent contractors to 735. For the twelve months ended December 31, 2006, utilizing Core earnings, pretax margin was 15% and return on average equity totaled 20%.

4th Quarter GAAP to Core Earnings

YTD GAAP to Core Earnings

Acquisition Related Expenses

Annual Income Statement Impact

Stifel Financial Core Net Revenues by Quarter

Stifel Financial Core Net Income by Quarter

Stifel Financial Core Diluted EPS by Quarter

Stifel Financial Annual Net Revenues

Stifel Financial Core Net Income

Stifel Financial Diluted Core Earnings Per Share

Investment Banking

Investment Banking Capital Raising

4th Quarter Core Segment Comparison

YTD Segment Core Comparison

Private Client Group Quarterly-Income Statements

Private Client Group YTD-Income Statements

Equity Capital Markets Quarterly-Income Statements

Equity Capital Markets YTD-Income Statements

Fixed Income Capital Markets Quarterly-Income Statements

Fixed Income Capital Markets YTD-Income Statements

Other Financial Data

Buisness Mix

Questions and Answers